CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (“AGREEMENT”) is entered into as of February 1, 2007 by and among GOLDRANGE RESOURCES, INC., a Nevada corporation (“Company”), JMT RESOURCES, LTD., a Texas limited partnership (“JMT”), REO ENERGY, LTD., a Texas limited partnership (“REO”), and BENCO OPERATING, INC., a Texas corporation (“BENCO”) (JMT, REO and BENCO shall sometimes be referred to herein individually as a “CONTRIBUTOR” and collectively as the “CONTRIBUTORS”).

WHEREAS, JMT, REO and BENCO have agreed to contribute certain assets and property to the Company in exchange for shares of capital stock of the Company (the “SHARES”);

WHEREAS, JMT desires to contribute, transfer and assign to the Company all right, title and interest in and to those assets listed on Exhibit A hereto in exchange for an aggregate of 15,822,750 shares of common stock, par value $0.001 per share, of the Company (“COMMON STOCK”) pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “CODE”);

WHEREAS, REO desires to contribute, transfer and assign to the Company all right, title and interest in and to those assets listed on Exhibit B hereto in exchange for an aggregate of 22,855,500 shares of Common Stock of the Company pursuant to Section 351 of the Code;

WHEREAS, BENCO desires to contribute, transfer and assign to the Company all right, title and interest in and to those assets listed on Exhibit C hereto in exchange for an aggregate of 16,041,750 shares of Common Stock of the Company pursuant to Section 351 of the Code;

WHEREAS, prior to the execution of this Agreement and the contribution of the assets pursuant hereto, the Company has received an aggregate of 18,820,690 shares of its Common Stock from certain of its stockholders for return to the treasury and for cancellation, which shares are no longer outstanding, and the Company has issued and outstanding an aggregate of 13,379,310 shares of its Common Stock (before taking into effect the issuance of shares pursuant to this Agreement);

WHEREAS, the contributions pursuant to this Agreement and the exchange pursuant to the Agreement and the private placement transaction are part of a plan under Section 351 of the Internal Revenue Code of 1986, as amended, and are intended to close concurrently; and

WHEREAS, the parties desire to enter into this Agreement with respect to the assets and property being contributed and assigned to the Company by JMT, REO and BENCO and the Company desires to accept such contribution and assignment, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.  DEFINITIONS.For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 have the meaning herein and assigned to them in the capitalized terms defined by inclusion in quotation marks and parenthesis elsewhere in the Agreement have the meaning so ascribed to them.

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1.1.  “Acquired Assets” or “Assets” means the Properties, the Related Rights, the Related Assets, the Related Records, the Related Equity Interests, the Current Assets and other Assets of Contributors.

1.2.  “Agreement” means this Agreement to contribute assets.

1.3.  “Basic Documents” means all of the oil, gas and other mineral leases, assignments of other interests which comprise the Properties and all contractually binding arrangements to which the Properties may be subject and which will be binding on the Properties or the Company after the Closing (including without limitation, overriding royalty assignments, farmout and farmin agreements, option agreements, forced pooling orders, assignments of production payments, unit agreements, and joint operating agreements.

1.4.  “Closing Date” means 10:00 a.m., California time, February 2, 2007, or subject to Section 3.2 such other date as mutually agreed to by the parties hereto.

1.5.  “Closing” means the closing of the transactions contemplated by this Agreement on the closing day at the offices of Greenberg Traurig, 650 Town Center Drive, Suite 1700, Costa Mesa, California, or at such other places mutually agreed to by the parties hereto.

1.6.  “Current Assets” means all cash, inventories, accounts and notes receivable, prepaid expenses, other current assets of Contributors as of the Closing Date.

1.7.  “Developed Leases” means those leases held by actual, constructive or allocated production.

1.8.  “Effective Date” means the same date as the Closing Date.

1.9.  “General Assignment” means the assignment and bill of sale conveying to the Company all the Acquired Assets.

1.10.  “Producing Properties” means Developed Leases to the extent included as shown on Producing Properties.

1.11.  “Properties” means all of the oil, gas and other mineral properties, rights and undivided interests, including but not limited to leasehold, fee, mineral, royalty and overriding royalty interests, payments out of production and other rights, including contractual rights to production and contractual rights for providing for the acquisition or earning of any such interest, owned by Contributors in whole or in part, whether directly or indirectly, as set forth in the lease list.

1.12.  “Related Assets” means all the real, personal and mixed property located on the Properties or used in operation thereof, including but not limited to those interests and items which are owned by Contributors, including, without limitation, wells, well equipment, casings, tanks, crude oil, tubing, pumps, motors, fixtures, machinery and other equipment, and all other improvements using the operation thereof.

1.13.  “Related Records” means all the files, records and data relating to the Acquired Assets, including without limitation, title records (including abstracts of title and title curative documents), computer software and related contracts, correspondence, geological, geophysical and seismic records, and all related matters, and tax returns and related work papers and financial statements of the Contributors.

EX 10.1 - 2

1.14.  “Related Rights” means:

(a)  (i) all rights, privileges, benefits and powers (including without limitation, permits, licenses, servitudes, easements and rights of way) conferred upon the Contributors with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by and benefiting its Properties which may be necessary, convenient or incidental to the possession and enjoyment of the interests; (ii) all rights in respect of any pooled or unitized acreage by virtue of any Property being a part thereof, including all production from the pool or unit allocated to any such Property; (iii) all rights, options, titles and interests of Contributors granting Contributors the right to obtain or otherwise earn interests with respect to its Properties whether by drilling wells, causing wells to be drilled, payment of money or otherwise; (iv) all tenements, herediments and appurtenances belonging to such Properties;

(b)  all orders, gas purchase and sale contracts, pre-purchase and sale agreements, subsurface leases, farmin agreements, farmout agreements, acreage contribution agreements, operating agreements, processing agreements, options, leases of equipment or facilities and other contracts, agreements and rights which are owned by Contributors in whole or in part and are (i) appurtenant to the Properties, or (ii) used or held for use in connection with the ownership or operation of the Properties or with the production, sale or disposal of water, hydrocarbons or associated substances.

1.15.  “Working Interest” means the operating interests under an oil and gas lease and when used in the plural, the aggregate of all such interests.

2.  CONTRIBUTION OF ASSETS; ASSUMPTION OF LIABILITIES

2.1.  Contribution Of Assets By JMT. At the Closing, JMT shall grant, sell, convey, transfer, assign, release and deliver to the Company all right, title and interest in and to the Acquired Assets set forth on Exhibit A hereto, to have and hold the same unto itself, its successors and assigns forever, and the Company shall accept such grant, sale, conveyance, etc.

2.2.  Contribution of Assets by REO. At the Closing, REO shall grant, sell, convey, transfer, assign, release and deliver to the Company all right, title and interest in and to the Acquired Assets set forth on Exhibit B hereto, to have and hold the same unto itself, its successors and assigns forever, and the Company shall accept such grant, sale, conveyance, etc.

2.3.  Contribution of Assets by BENCO. At the Closing, BENCO shall grant, sell, convey, transfer, assign, release and deliver to the Company all right, title and interest in and to the Acquired Assets forth on Exhibit C hereto, to have and hold the same unto itself, its successors and assigns forever, and the Company shall accept such grant, sale, conveyance, etc.

2.4.  Assumption of Liabilities by the Company. At the Closing, Contributors shall transfer, assign and delegate to the Company all of the liabilities set forth on Schedule 2.4 hereto (the “Liabilities”), and the Company shall accept such transfer, assignment and delegation and assume and undertake to become liable for such Liabilities and agree to faithfully pay, perform and discharge such Liabilities when due. The Company further agrees that it shall indemnify, defend and hold harmless Contributors, their affiliates, agents, officers, directors and employees from and against any and all losses, damages, liabilities expenses, costs, assessments and taxes (including, without limitation, interest, penalties and attorneys' fees) arising from or in connection with any debts, liabilities, obligations or contracts assumed under this Agreement.

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3.  ISSUANCE OF SHARES; ITEMS TO BE DELIVERED AT CLOSING

3.1.  Issuance of Shares. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company agrees to issue, in consideration for the assets and property contributed by the respective parties pursuant to Section 1.1, Section 1.2 and Section 1.3 that number of shares of the Company’s Common Stock as follows:

Name	Number of Shares

JMT	15,822,750 shares of Common Stock
REO	22,885,500 shares of Common Stock
BENCO	16,041,750 shares of Common Stock
Total	54,750,000 shares of Common Stock

3.2.  Closing Date. The issuance of the Common Stock, the contribution of assets and property, and the other transactions contemplated hereunder (the “CLOSING”) shall take place at the offices of Greenberg Traurig, LLP at 650 Town Center Drive, Suite 1700, Costa Mesa, California 92626 on February 2, 2007, or at such other time and place upon which the Contributors shall agree.

3.3.  Delivery of Shares of Common Stock. At the Closing, the Company shall issue and deliver to each Contributor one or more certificates representing the shares of Common Stock in consideration for the contribution of the assets and property set forth herein. Such certificate or certificates evidencing the Common Stock shall be registered in the name of the applicable Contributor on the books and records of Company.

3.4.  Condition to Closing. The obligations of the parties to contribute assets or issue shares and to take any other actions required to be taken by the parties hereto shall be subject to, and contingent upon, the closing of the Private Placement.

3.5.  Items to be Delivered at the Closing.

(a)  JMT Assets. JMT shall deliver the Assets listed on Exhibit A hereto, an Assignment and Assumption Agreement evidencing the transfer of such Assets, and all other Basic Documents or instruments of assignment, transfer, or conveyance, in each case dated as of the date of this Agreement, as the Contributors and the Company and their respective counsels shall reasonably deem necessary or appropriate to vest in or confirm title to the contributed Assets. Each stock certificate shall be duly endorsed or shall be accompanied by an executed stock power in favor of the Company.

EX 10.1 - 4

(b)  REO Assets. REO shall deliver the Assets listed on Exhibit B hereto, an Assignment and Assumption Agreement evidencing the transfer of such assets, and all other Basic Documents or instruments of assignment, transfer, or conveyance, in each case dated as of the date of this Agreement, as the Contributors and the Company and their respective counsels shall reasonably deem necessary or appropriate to vest in or confirm title to the contributed Assets. Each stock certificate shall be duly endorsed or shall be accompanied by an executed stock power in favor of the Company.

(c)  BENCO Assets. BENCO shall deliver the assets listed on Exhibit C hereto, an Assignment and Assumption Agreement evidencing the transfer of such Assets, and all other Basic Documents or instruments of assignment, transfer, or conveyance, in each case dated as of the date of this Agreement, as the Contributors and the Company and their respective counsels shall reasonably deem necessary or appropriate to vest in or confirm title to the contributed Assets. Each stock certificate shall be duly endorsed or shall be accompanied by an executed stock power in favor of the Company.

(d)  Company Deliverables. The Company shall deliver (i) a certified copy of the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada and a certificate of good standing from the Secretary of State of the State of Nevada and each jurisdiction in which the Company is duly qualified to transact business, in each case, dated within 10 days of the Closing; (ii) all minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Company; (iii) all books and records of the Company, including, without limitation, all work papers and other backup materials used in the preparation of the Company’s federal, state and local tax returns for each of the Company’s last five (5) fiscal years; and (iv) a copy of the bylaws of the Company certified by the secretary of the Company.

4.  TITLE MATTERS

4.1.  General Access. Prior to the execution hereof, Contributors have granted the Company access to certain of its records. Until Closing, Contributors will, except to the extent that Contributors are prohibited therefrom by any agreement or contract to which it is a party (i) give to the Company and its representatives (such representatives to include consultants, other attorneys and other advisors of the Company) full access to all the Properties, the Related Assets and the Related Records, as well as all of the offices and personnel of Contributors and any other document pertaining to the Acquired Assets, including without limitation, all abstracts of title, lease files, unit files, production marketing files, title policies, title opinions, title records and files which Contributors may have (or have access to) relating in any way to the Properties, the past or present operation thereof and the marketing of production therefrom; (ii) use reasonable efforts to obtain and submit to the Company or its representatives as promptly as practical, such abstracts, title reports, status reports, certificates of title, certificates of facts and other evidence of title covering the Properties as the Company may reasonably request; (iii) furnish to the Company all other information with respect to the Acquired Assets as the Company may from time to time reasonably request; and, (iv) authorize the Company and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of the Contributors concerning title related matters.

EX 10.1 - 5

4.2.  Covenants Relating to Title. From and after the date hereof and until the Closing, Contributors covenant and agree to (i) use reasonable efforts to provide the Company with a listing of all consents, approvals, waivers and agreements of all other parties and governmental authorities which are necessary to the consummation of the transactions provided for herein (including without limitation, approvals of the assignment of leases), to the assignment and transfer to the Company and for the Company to own (except in a case of Properties operated by others than the Contributors under agreements existing as of the Effective Date) to operate the Properties; (ii) use reasonable efforts to make all filings which may be made (and to record all instruments that may be recorded), with respect to the Properties, in (x) the Bureau of Land Management Records and (y) the records of the respective counties in which the Properties are situated, in order that the records maintained by the Bureau of Land Management and the real property records of such counties shall accurately reflect Contributors’ current interest in the Properties, including those interests consisting of all assignments due to Contributors but not yet made to Contributors; and (iii) keep in full force and effect insurance comparable in amount and scope to coverage that is now maintained by Contributors.

4.3.  Marketable Title. The parties acknowledge that there are certain assignments of interests which will be received by Contributors after execution of this Agreement, which interests are to be included in the Acquired Assets to be transferred to the Company hereunder. Likewise, pursuant to the terms hereof, certain assignments of interests affecting the Properties may be made by Contributors to third parties prior to the Closing, as allowed. The title warranties of Contributors hereunder, and the documents transferring title to the Company at the Closing, shall be applicable after taking into account such assignments.

4.4.  Notice of Title Defect.

(a)  The Company agrees, to use its reasonable efforts to identify Title Defects (“Title Defects”) and shall, upon identifying any Title Defects, promptly notify Contributors of the same; provided, however, that Company may, but is not required to cure any such Title Defect prior to notifying Contributors. No later than ninety (90) calendar days after the Closing, Company shall have identified in writing for Contributors each Title Defect. At the time Company gives notice of an uncured Title Defect to Contributors, Company shall deliver to Contributors all files and other related information and data developed by the Company in connection with its curative efforts reasonably related thereto.

(b)  Contributors agree, to use their reasonable efforts to cure each Title Defect so as to render the title to the respective Property “defensible” which is defined as entitling Contributors to receive from the Producing Property not less than the interests shown in the applicable Assignments. Contributors shall promptly deliver to the Company written notice of all Title Defects which Contributors have cured and written notice with respect to all Title Defects not cured. If the Company advises Contributors of Title Defects, Contributors shall have thirty (30) days to cure the Title Defects. If Contributors fail to cure such Title Defects the Company may, at its option:

(i)  waive such Title Defects and proceed with the terms and provisions of this Agreement;

EX 10.1 - 6

(ii)  accept title to the Title Defect acreage as represented by Contributors, pursuant to Contributors’ written agreement of indemnity in which event Contributors shall agree to indemnify and hold Company harmless for any loss or damage sustained by Company as a result of the existence of such Title Defect (provided, however, that Contributors’ liability under such indemnity shall be limited to the portion of the purchase price allocated to such Title Defect.

5.  CONSENTS.

5.1.  Consents of Lessors. Consents of Lessors. Schedule 5.1 contains a list of all leases which require, as a condition of transfer of Lessee’s interest thereunder, consents of Lessors. To the best of Contributors’ knowledge, Schedule 5.1 represents a complete and accurate record of all leases requiring such consent of Lessors. If at the Closing, these consents which are required in order not to render an assignment void have not been secured and delivered to the Company by Contributors, the failure to obtain and deliver any such consents shall be deemed a Title Defect for such leases as of Closing.

5.2.  Contractual Restraints on Assignments. Schedule 5.2 contains a list of all contractual restraints on assignments of executory contracts including, but not limited to farmins, farmouts, or agreements or options for earning of acreage affecting the Properties. As soon as practical after Closing, the Contributors shall notify each party to such contracts of the Company’s purchase of the effected Properties. With regard to Properties that are not material, Contributors shall use reasonable efforts to provide a list of all contractual restraints on assignment of executory contracts as soon as practical but not later than sixty (60) days after the Closing.

6.  VALUE OF TITLE FAILURES. The value of the title failure or Title Defect shall be determined by mutual agreement between the Company and Contributors within twenty (20) days after notice, taking into account the legal effect of the Title Defect giving rise to the title failure, the potential economic effect before tax of the Title Defect of the life of the property involved and applicable contract provisions.

7.  REMEDIES FOR TITLE FAILURES. With respect to each title failure of which notice is given and which is existing following the Closing, the Company shall have the right to receive from Contributors an equal amount of Issued Shares or cash derived form the sale thereof in amount equal to the value of the Title Defect.

8.  REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE CONTRIBUTORS. Each of the Contributors hereby represents, warrants, and covenants to the Company as follows:

8.1.  Requisite Power and Authority.

(a)  Contributors have all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Contributor’s part required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Contributors, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

EX 10.1 - 7

(b)  JMT, BENCO and REO each represents that it has obtained all necessary consents and/or approvals of all of its partners to enter into this Agreement and to perform its obligations set forth hereunder.

8.2.  Ownership. Contributors are the lawful owners of or have the right to use and transfer to Company each of the Assets being transferred by it pursuant hereto. The Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind. The delivery to Company of the appropriate assignments of interest will vest good and marketable title to the assets in Company, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind. There are no outstanding agreements, options or commitments of any nature obligating Contributors to transfer any of the Assets or rights or interests therein to any party other than Company.

8.3.  No Conflict. The execution, delivery and performance by Contributors of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Contributors; (ii) violate any provision or requirement of any domestic or foreign, national, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any governmental entity applicable to Contributors; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any contract ; (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Contributors; and (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any governmental entity.

8.4.  Consents. All consents and notices required to be obtained or given by or on behalf of Contributors before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives, or the provisions of any document binding upon Contributors are described on Section 8.4 of the Disclosure Schedule and all such consents have been duly obtained and are in full force and effect.

8.5.  Schedules. To the best knowledge of the Contributors, the schedules to this Agreement, and the extent they related to the Assets owned by the Contributors or any entity with respect to which the Contributors own a related equity interest, are true and correct in all material respects as of the Effective Date.

8.6.  Books and Records. Contributors have maintained their books, records and files accurately and in accordance with generally accepted industry standards and all books, records and files are in Contributors’ possession and the accounting records have been maintained in accordance with generally accepted accounting principles consistently applied.

8.7.  Basic Documents. (i) All Basic Documents to which Contributors are a party or by which they are bound are in full force and effect and are the valid and legally binding obligations of the Contributors and are enforceable in accordance with their respective terms; (ii) the Contributors are not in breach of default with respect to any of their material obligations pursuant to any such basic document or any regulations incorporated therein or governing same; (iii) all payments including, without limitation, royalties, and valid calls under unit or joint operating agreements due thereunder have been made by Contributors; (iv) to the knowledge of Contributors, no other party to any such Basic Documents (or any successor in interest thereto) is in breach of default with respect to any of its obligations thereunder; (v) there has not occurred any event, fact or circumstance which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of Contributors, or to the knowledge of Contributors with respect to any other party; (vi) neither Contributors or any other party to any Basic Document have given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reaffirmation of any such Basic Document or any material provision thereof.

EX 10.1 - 8

8.8.  Leases. With respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, and other documents creating interests comprising Contributors’ Assets, except as otherwise disclosed in the Schedules; (i) such interests are to transferred to the Company hereunder without reservation by Contributors of any interest; (ii) Contributors have fulfilled all requirements for filings, certificates, disclosures of parties in interest, and other similar matters contained in such leases or other documents and are fully qualified to own and hold all such leases or other interests; (iii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, except as such increases are reflected in Schedule 8.10; (iv) there are no royalty provisions (other than those allowing a lessor the right to take in kind) requiring the payment of royalty on any basis other than proceeds actually received by the lessees, except with respect to natural gas liquids extracted and gas processing facilities; (v) upon the establishment of production in commercial quantities the leases and other interests are to be in full force and effect over the economic life of the Property involved and do not have terms fixed by a certain number of years.

8.9.  Operating Agreements. Schedule 8.11 is a true and complete list of all of Contributors’ operating agreements covering Properties. With respect to the joint, unit or other operating agreements relating to the Properties, to the best knowledge of Contributors there are no operating agreements under which Contributors or other parties have been elected to become a non-consenting party where such election would have a material adverse effect on the acquired assets.

8.10.  Calls. Schedule 8.12 sets forth substantially all calls on Contributors’ production from the material Properties.

8.11.  Legal Proceedings. Except as shown in Schedule 8.13, there is no suit, action, claim, investigation by any person or entity or by any administrative agency or governmental body, and no legal administrative or arbitration proceeding pending or, to the Contributors’ best knowledge, threatened against Contributors which has materially adversely affected or may so affect the Acquired Assets.

8.12.  Permits. Contributors have all governmental licenses and permits and have properly made all filings necessary and appropriate to obtain such licenses and permits and to own and operate the Assets as presently being owned and operated, and such licenses, permits and filings are in full force and effect and no material violations exist or have been recorded in respect of any such licenses, permits or filings, no proceeding is pending or Contributors’ best knowledge is threatened looking toward the challenge, revocation or limitation of any such licenses, permits or filings, the failure of which would have a materially adverse effect on the Acquired Assets.

EX 10.1 - 9

8.13.  Investment Representations. Contributors understand that the Shares have not been registered under the Securities Act of 1933, as amended (the “SECURITIES ACT”). Contributors also understand that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Contributors’ representations contained in this Agreement. Each Contributors hereby further represent and warrant as follows:

(a)  Contributors Bear Economic Risk. Contributors have substantial experience in evaluating and investing in private transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Contributors must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Contributors also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Contributors to transfer all or any portion of the Shares under the circumstances in the amounts or at the times Contributors might propose.

(b)  Acquisition for own Account. Contributors are acquiring the Shares for Contributors’ own account for investment only, and not with a view towards their distribution within the meaning of the Securities Act.

(c)  Contributors Can Protects Their Interest. Contributors represent that by reason of Contributors’ business or financial experience, Contributors have the capacity to protect Contributors’ own interests in connection with the transactions contemplated in this Agreement.

(d)  Company Information. Contributors have had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Contributors have also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms of this transaction.

(e)  Rule 144. Contributors acknowledge and agree that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Contributors have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private transaction subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 promulgated under the Securities Act and the number of shares being sold during any three-month period not exceeding specified limitations.

(f)  Residence. Contributors reside or have a principal place of business in the state of residence provided on the Contributors’ signature page to this Agreement.

EX 10.1 - 10

9.  REPRESENTATION, WARRANTIES AND COVENANTS OF THE COMPANY

. The Company hereby represents, warrants, and covenants to the Contributors as follows:

9.1.  Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to issue, sell and deliver the Shares, and to carry out the provisions of this Agreement.

9.2.  Capitalization. The authorized capital stock of the Company, as of the date hereof and immediately prior to the Closing, will consist of 200,000,000 shares of Common Stock, of which 13,379,310 shares are issued or outstanding. As of the Closing Date, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities or which are convertible into or exercisable for securities of the Company. As of the Closing Date, the Shares shall be validly issued, fully paid and nonassessable, and are free of any restrictions, limits, claims, liens or other encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

9.3.  Authorization; Binding Obligations. The Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares is not subject to any preemptive or similar rights or rights of first refusal that have not been properly waived or complied with.

9.4.  Offering Valid. Assuming the accuracy of the representations and warranties of each of the Contributors contained in Section 3 hereof, the offer, sale and issuance of the Shares, will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

10.  COVENANTS OF CONTRIBUTORS.

10.1.  Contributors Covenant With the Company as follows:

(a)  Contributors will use reasonable efforts to obtain all such provisions, approvals and consents by federal, state and local governmental authorities and others as may be required, to vest title to its Properties in the Company as provided hereunder and for the subsequent use and operation by the Company of the Properties, or as may be otherwise reasonably requested by the Company and Contributors will use reasonable efforts to obtain from all Purchasers from the Properties appropriate transfer orders designating Company as the appropriate party for payment effective as of the Closing.

(b)  Transfers. The Contributors will not sell, assign, transfer, mortgage, convey or otherwise dispose of any of the Properties to any party.

EX 10.1 - 11

(c)  Defaults. Contributors shall give prompt written notice to the Company of any Notice of Default (or written threat of default, whether disputed or denied) received or given by Contributors under any instrument or agreement affecting any material portion of the Properties or by which any of the Properties is bound.

(d)  Operating Agreements. To the extent that any operating agreement covering any of the Properties does not retain the right to transfer operation of such leasehold interests that are the subject of such operating agreements to a purchaser of Contributors’ interests, Contributors shall use reasonable efforts to secure consent from all interested parties for the Company to become the operator under all the operating agreements affecting Properties wherein Contributors are the operators.

(e)  Section 351 Compliance. Contributors shall not take any action which is not expressly permitted by the Agreement if such action would be inconsistent with the treatment of the transaction described in this Agreement under Section 351 of the “Code” and shall report the transactions consistently with such provisions of the Code for United States federal income tax purposes.

11.  CONDITIONS PRECEDENT.

11.1.  Conditions Precedent To The Obligations of the Company

11.2.  . The obligations of the Company to consummate the transactions at Closing are subject to each of the following conditions:

(a)  Representations and Warranties True as of the Effective Date and Closing Date. The representations and warranties of Contributors contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof, shall be true on and as of the Effective Date and the Closing Date with the same effect as though such representations and warranties were made at and as of such dates, except to the extent that the failure to be so true would not materially and adversely affect the ability of Contributors to consummate the transaction contemplated by this Agreement or materially and adversely affect the Acquired Assets.

(b)  Compliance with Agreement. On and as of the Closing Date, Contributors shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it.

(c)  Injunction. On and as of the Effective Date and Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided.

(d)  Pending Matters. No suit, action or other proceeding shall be pending or threatened against Contributors which could result in a material impairment or loss of value as to the Assets.

EX 10.1 - 12

12.  POST-CLOSING CONVENANTS.

12.1.  Further Assurances. After the Closing Date, Contributors shall at any time upon request of Company execute, acknowledge, and deliver to Company such further instruments of conveyance, assignment, and transfer and take such other action as the other party may reasonably request in order to more effectively perfect and cure, convey, assign, transfer and deliver title to the Acquired Assets, the proceeds of production attributable thereto and personal property in connection therewith, all as contemplated by this Agreement.

12.2.  Obligation to Register Securities. Upon contribution of the Assets to the Company and the issuance of the Shares to Contributors therefore as contemplated by this Agreement, Contributors will own a majority interest in the Company. Accordingly, Contributors agree to undertake all obligations of the Company existing prior to the Closing, including, but not limited to, the Agreement by and between the Company and those certain investors listed on Schedule 12.2 who have subscribed to that certain private placement of the Company stock (the “Placement”) pursuant to which, the Company is obligated to file an SB-2 Resale Registration Statement under the Securities Act of 1933 and to keep such statement effective for a period of three (3) years. Contributors further agree to take appropriate steps to register all remaining shares which are subject to restriction (except shares held by Contributors, which shares are governed by that certain Letter Agreement restricting the transfer of Contributor’s shares for two years) and to qualify any portion of such shares for sale in jurisdictions as may reasonably requested from time to time.

13.  TERMINATION.

13.1.  Right of Termination. This Agreement and the transactions contemplated herein may be completely terminated at any time at or prior to the Closing:

(a)  by mutual consent of the parties;

(b)  by either party if the Closing shall not have occurred by February 28, 2007 providing no party can terminate if such party has breached any portion of this Agreement.

13.2.  Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 13, this Agreement shall become void and have no effect and neither party shall have any further right or duty to the other hereunder, except as expressly provided to the contrary herein.

14.  MISCELLANEOUS.

14.1.  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its choice-of-law principles.

14.2.  Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by each Contributor and the closing of the transactions contemplated hereby.

14.3.  Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

EX 10.1 - 13

14.4.  Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

14.5.  Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the parties intend that (a) in lieu of such provision there be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable and (b) the validity, legality and enforceability of the remaining provisions, or any subsequent applications thereof, shall not in any way be affected or impaired thereby.

14.6.  Amendment and Waiver.

(a)  This Agreement may be amended or modified only upon the written consent of the Company and each Contributor.

(b)  The rights of each Contributor may be waived only with the written consent of the Company and each Contributor.

14.7.  Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

14.8.  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Contributors at the respective addresses set forth below or at such other address as Contributors may designate by ten (10) days advance written notice to the other party hereto:

Addresses for Notices:

If to Company:  Goldrange Resources, Inc.
Tel: (604) 374-0870
Email: steve@bajic.net

EX 10.1 - 14

If to Contributors:  Benco Operating, Inc.
5146 Birchman Ave.
Fort Worth, Texas 76107
Tel: (817) 991-6263

JMT Resources, Ltd.
5146 Birchman Ave.
Fort Worth, Texas 76107
Tel: (817) 991-6263

REO Energy, Ltd.
5146 Birchman Ave.
Fort Worth, Texas 76107
Tel: (817) 991-6263

With a copy to:  Applbaum & Zouvas LLP
925 Hotel Circle South
San Diego, CA 92108
Tel: (619) 688-1715
Fax: (619) 688-1716

14.9.  Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

14.10.  Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

14.11.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

14.12.  Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.12 being untrue.

14.13.  Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

14.14.  Public Disclosure. Unless otherwise required by law or by obligations pursuant to any listing agreement or rules of any securities exchange (in which case the disclosing party shall employ reasonable best efforts to provide the other parties hereto with as much notice as possible with respect to the contemplated disclosure and the content of the disclosure) or as otherwise contemplated by or to enforce this Agreement, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement and the other transactions contemplated by this Agreement without the prior consultation and consent of the other parties.

EX 10.1 - 15

IN WITNESS WHEREOF, the parties hereto have executed this CONTRIBUTION AGREEMENT as of the date set forth in the first paragraph hereof.

CONTRIBUTORS:

BENCO OPERATING, INC.

By:_____________________

Name:_____________________

Title:_____________________

JMT RESOURCES LTD.
a Texas limited partnership

By:_____________________

Name:_____________________

Title: _____________________

REO ENERGY LTD.
a Texas limited partnership

By:_____________________

Name:_____________________

Title: _____________________

COMPANY:

GOLDRANGE RESOURCES, INC.

By:_____________________

Name:_____________________

Title:_____________________

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

EX 10.1 - 16